Exhibit 2.6
SUBORDINATION AGREEMENT
     This Subordination Agreement (hereinafter “Agreement”) is entered into and is effective this 2nd day of April 2009 by and between BlueCrest Venture Finance Master Fund Limited (“BlueCrest”) and Hunton & Williams, LLP with an office located at 1111 Brickell Avenue, Suite 2500, Miami, Florida 33131 (“Hunton”).
RECITALS
     A. At various times between June 2005 and March 2009, Hunton has provided Bioheart, Inc. (“Debtor”) legal representation in connection with a number of different legal matters and as of the date hereof, Debtor owes Hunton an aggregate of approximately $385,000 (the “Subordinated Debt”) for services provided in connection with the Legal Representation.
     B. BlueCrest has provided credit facilities or arrangements to Debtor, including, without limitation, those facilities provided under that certain Loan and Security Agreement (as amended from time to time, the “Loan Agreement”) between BlueCrest and Debtor and, as of the date hereof, the aggregate outstanding principal and interest due on such facilities is approximately $3,070,000 (the outstanding amount referred to herein as the “Senior Debt”). In connection with the Senior Debt, BlueCrest has obtained a first position security interest in certain tangible and intangible assets of the Debtor and all cash and non-cash proceeds and products thereof which are described on the attached Schedule B (“BlueCrest Collateral”). (Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.)
     C. Subject to the terms and conditions hereof, Hunton and BlueCrest agree that Hunton will subordinate its right to repayment of the Subordinated Debt. .
     NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:
     1. Disclaimer of Interest; Subordination by Hunton. (a) Lender disclaims any security interest which it may now or hereafter have in any collateral of Debtor, including the BlueCrest Collateral. Hunton hereby agrees that BlueCrest’s security interest in the BlueCrest Collateral is and shall be prior to all liens, claims and interests of Hunton under the Subordinated Debt.
(b) Hunton hereby subordinates payment by Debtor of the Subordinated Debt to the payment to BlueCrest, in full in cash, of all Senior Debt; provided, however, that any outstanding principal of and/or interest on the Subordinated Debt that is exchanged for or converted into the equity securities of Debtor shall not constitute repayment that is subject to subordination under this Agreement. Hunton agrees not to ask for, demand, take or receive payment in respect of all or any part of the Subordinated Debt, including any interest payable thereon or in respect thereof, or take any enforcement action in respect thereof, unless and until all of the Senior Debt has been paid in full in cash and all obligations of BlueCrest to extend credit to Debtor have been irrevocably terminated.
Hunton represents and warrants that set forth on Schedule A attached hereto is its complete legal name and address, and the outstanding principal amount of Subordinated Debt owing by Debtor to Hunton as of the date hereof and that, except for this Agreement, Hunton has not executed any intercreditor agreements or subordination agreements with respect to the Subordinated Debt or Debtor. Hunton agrees that upon any distribution of the assets or readjustment of the indebtedness of Debtor by reason of liquidation, composition, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other similar action or proceeding (individually and collectively, a “Proceeding”), BlueCrest shall be entitled to receive payment in full in cash of all of the Senior Debt prior to the payment of all or any part of the Subordinated Debt, and in order to enable BlueCrest to enforce its rights hereunder in any Proceeding, BlueCrest is hereby irrevocably authorized and empowered in its discretion (but without any obligation on its part), in connection with any Proceeding, to make and present for and on behalf of Hunton such proofs of claim against Debtor on account of the Subordinated Debt as BlueCrest may deem expedient or proper and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply same on account of the Senior Debt. Hunton further agrees to execute and deliver to BlueCrest such assignments or other instruments as may be required by BlueCrest in order to enable BlueCrest, in connection with any

Proceeding, to enforce any and all such claims and to collect any and all dividends or other payments or disbursements which may be made at any time on account of all and any of the Subordinated Debt.
     (c) Hunton shall endorse all notes and other written evidence of the Subordinated Debt with a statement that it is subordinated to the Senior Debt pursuant to the terms of this Agreement, in such form as BlueCrest shall require, and, promptly upon BlueCrest’s request, Hunton will exhibit the originals of such notes and other written evidence of the Subordinated Debt to BlueCrest so that BlueCrest can confirm that such endorsement has been made, but this Agreement shall be fully effective, even if no such endorsement is made. In furtherance of the foregoing, the notes in respect of the Subordinated Debt shall be legended as follows:
     THIS NOTE, AND THE OBLIGATIONS OF THE DEBTOR HEREUNDER, HAVE BEEN SUBORDINATED TO THE OBLIGATIONS OF DEBTOR TO BLUECREST VENTURE FINANCE MASTER FUND LIMITED (“BLUECREST”) AND ITS SUCCESSORS AND ASSIGNS PURSUANT TO THAT CERTAIN SUBORDINATION AGREEMENT AMONG THE PARTIES DATED AS OF APRIL 2, 2009 (THE “SUBORDINATION AGREEMENT”). LENDER AND ANY SUBSEQUENT HOLDER HEREOF SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF SUCH SUBORDINATION AGREEMENT UNTIL PAYMENT IN FULL OF THE SENIOR DEBT (AS DEFINED IN THE SUBORDINATION AGREEMENT)TO BLUECREST AND SUCH SUCCESSORS AND ASSIGNS.
     (d) All terms used and not otherwise defined herein which are defined in Article 9 of the Illinois Uniform Commercial Code shall have the meanings assigned to them in Article 9 of the Illinois Uniform Commercial Code as in effect on the date of this Agreement.
     2. Extent of Subordination. The subordinations and priorities specified herein are applicable irrespective of the time, manner or order of attachment or perfection of any security interests, liens or claims, or the time or order of filing of any financing statements, or the giving or failure to give notice of the acquisition or expected acquisition of any purchase money security interests or other security interests; provided, however, if, for any reason, a security interest, lien or claim of a party to which a security interest, lien or claim of the other party is hereby subordinated is not perfected or is avoidable, then the subordination of such security interest, lien or claim of such other party shall not be effective as to the particular collateral which is the subject of the unperfected or avoidable security interest, lien or claim.
     3. Continuing Agreement. This Agreement shall constitute a continuing agreement of subordination. Subject to Section 6(b), the subordinations and priorities specified herein shall remain in full force and effect until all Senior Debt is paid in full and all contractual commitments by BlueCrest to extend credit to Debtor have terminated. Notwithstanding the foregoing, nothing herein shall preclude any party, without notice to the other parties, from lending money, extending credit or providing other financial services to or on behalf of Debtor; provided that any such loans, extensions of creditor other financial services by Hunton shall be subordinated to the rights of BlueCrest as provided herein. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall not be amended except with the written consent of Hunton and BlueCrest.
     4. Payments Held in Trust. In the event that Hunton receives any payment (of any kind or character) of any Subordinated Debt which at the time paid or received is in violation of or is prohibited under this Agreement, except for equity securities of Debtor received by Hunton upon conversion or exchange of its Subordinated Debt, Hunton shall: (a) not credit such payments against the Subordinated Debt, (b) promptly notify BlueCrest in writing thereof, and (c) receive the same in trust for BlueCrest and promptly pay and deliver the same to BlueCrest in precisely the form received, except for any requisite endorsement or assignment, which Hunton will make and hereby authorizes BlueCrest or any of its officers or authorized employees to make in the event that Hunton does not make the same. BlueCrest will apply any such moneys so received by it to the Senior Debt and will hold any property other than money so received by it as Collateral therefor. If Hunton fails to make any endorsement or assignment required hereunder, BlueCrest is hereby appointed attorney-in-fact for Hunton, with full power of substitution, to make any such endorsement or assignment. Such power of attorney being coupled with an interest is irrevocable until the Senior Debt is paid in full in cash and all obligations of BlueCrest to extend credit to Debtor have been irrevocably terminated.
     5. Waivers; Consents. No delay on the part of Hunton or BlueCrest in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, and no purported waiver of any default, breach or violation of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent or other default, breach or violation. The rights or remedies herein expressly specified are cumulative and not exclusive of any other rights or remedies which the parties would otherwise have. Hunton agrees that BlueCrest may at any time, and from time to time (a) extend the time of payment of or renew the Senior Debt, (b) receive and hold security for the payment of the Senior Debt and enforce, waive, release, fail to perfect, sell or otherwise dispose of any such security, or (c) make any agreement with Debtor or with any other party or person liable on the Senior Debt, for the extension, renewal, payment, compromise, discharge or release thereof (in whole or in part), or for any modification of the terms thereof or of any agreement between BlueCrest and Debtor or any such other party or person, without in any way impairing or affecting this Agreement.
     6. Termination; Reinstatement. (a) This Agreement may be terminated upon at least thirty (30) days prior written notice by one party to the other. Notwithstanding the foregoing, no termination pursuant to this Section 6(a) shall impair the rights or priorities created or acquired hereunder by either of the parties prior to the effective date of the termination. The notice of termination and other notices given in connection with this Agreement shall be deemed to have been given when received if personally delivered or sent by overnight courier or five (5) business days after deposit in the United States mail, postage prepaid, addressed to Hunton and to BlueCrest, with a copy to Debtor, at their respective offices set forth above, or to such other address designated by such party by notice to the other.
     (b) If BlueCrest is required in any Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of Debtor, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Senior Debt shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and repayment in full of the Senior Debt shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.
     7. Independent Investigation. Neither BlueCrest nor Hunton shall be responsible to the other for Debtor’s solvency or condition (financial or otherwise), statements, representations or warranties (whether oral or written), the validity, sufficiency or enforceability of the documents executed by Debtor or the validity, sufficiency, enforceability or priority of any security interests granted by Debtor in connection therewith. Each of Hunton and BlueCrest have entered into their respective financing arrangements with Debtor based on their own investigation, and neither has made any representation or warranty to the other with respect to the matters described in this paragraph, nor relied upon any such representation or warranty by the other.
     8. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. References herein to each party shall be deemed to refer to such party and its successors and assigns. No other person shall have or obtain any right, benefit, priority or interest under this Agreement. Any assignment by either party of any security interest, lien or claim in any of the BlueCrest Collateral or any financing statement covering the same shall be subject to this Agreement.
     9. Attorneys’ Fees and Costs. In the event of any dispute between the parties arising in relation to this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and costs, in addition to all other sums to which it may be entitled.
     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (without giving effect to its laws of conflicts) and to the extent applicable, federal law.
     11. JURY WAIVER. LENDER AND BLUECREST HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) AMONG DEBTOR, LENDER AND BLUECREST ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BLUECREST TO PROVIDE OR CONTINUE PROVIDING THE FINANCING EVIDENCED BY THE SENIOR DEBT.

     12. Counterparts. This Agreement may be executed in counterpart, each of which shall be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
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     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto.
BlueCrest Venture Finance Master Fund Limited
     acting through its duly appointed agent and investment manager,
     BlueCrest Capital Management LLP

By:	/s/Paul Dehadray
Name: Paul Dehadray
Title: General Counsel
Date: April 2, 2009
[Signature page to Subordination Agreement]

HUNTON & WILLIAMS LLP

By:	/s/David Wells
Name: David Wells
Title:
Date: 4/1/09
[Signature page to Subordination Agreement]

SCHEDULE A
SCHEDULE OF LENDERS

Name	Series and Amount of Notes Held

SCHEDULE B
BLUECREST COLLATERAL
(i)	All Receivables;

(ii)	All Equipment; (iii) All Fixtures; (iv) All General Intangibles;

(v)	All Inventory;

(vi)	All Investment Property; (vii) All Deposit Accounts and Securities Accounts; (viii) All Cash; (ix) All Documents;

(x)	All Proceeds from the sale, transfer or other disposition of Intellectual Property;

(xi)	All other Goods and tangible and intangible personal property of Debtor other than Intellectual Property, whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Debtor and wherever located, and

(xii)	to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records with respect thereto;
          Notwithstanding the foregoing, in the event that an Event of Default (other than the Existing Default) occurs on or after the date hereof, the definition of BlueCrest Collateral shall automatically, and without further action of the parties, be amended to read as follows, and shall relate back to the date of the Loan Agreement:
     “Grant of Security Interest. To further secure to BlueCrest the prompt full and faithful payment and performance of Borrower’s Liabilities and the prompt, full and complete performance by Borrower of each of its covenants and duties under this Loan Agreement and the Other Agreements, Borrower grants to BlueCrest, a valid, first priority continuing security interest in and lien upon all of the following (except as to assets or property with Permitted Liens, upon which a lien which may be other than a first priority lien is granted), whether now owned or hereafter acquired and wherever located:
     (i) All Receivables;
     (ii) All Equipment; (iii) All Fixtures; (iv) All General Intangibles;
     (v) All Intellectual Property;
     (vi) All Inventory;
     (vii) All Investment Property;
     (viii) All Deposit Accounts and Securities Accounts (other than Account Numbers 2290 0834 6165 and 2290 0834 6178 of the Borrower at Bank of America (the “Bank of America Aggregation Account” and the “Payroll Account”, respectively));

     (ix) All Cash;
     (x) All Documents;
     (xi) All other Goods and tangible and intangible personal property of Borrower, whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and
     (xii) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records with respect thereto;
(all of the foregoing personal property is hereinafter sometimes individually and sometimes collectively referred to as “BlueCrest Collateral”).